Exhibit 99.1

ACTIVIDENTITY REPORTS FISCAL 2005 FOURTH QUARTER AND YEAR END

FINANCIAL RESULTS

FREMONT, Calif., November 15, 2005 – ActivCard® Corp. d/b/a ActivIdentity® (Nasdaq: ACTI), a global leader in digital identity assurance, today reported financial results for its fourth quarter and fiscal year ended September 30, 2005.

Revenue for the fourth quarter ended September 30, 2005 was $9.4 million compared to $10.1 million for the quarter ended September 30, 2004 and $12.0 million for the quarter ended June 30, 2005. Revenue for the quarter ended June 30, 2005 included revenue from a one-time license fee of $4.1 million for certain patents.

Total operating expenses were $16.6 million for the quarter ended September 30, 2005 compared to $15.8 million for the quarter ended September 30, 2004 and $14.7 million for the quarter ended June 30, 2005. Sales and marketing, research and development, and general and administrative expenses were $14.2 million for the quarter ended September 30, 2005 compared to $14.9 million for the quarter ended September 30, 2004 and $13.7 million for the quarter ended June 30, 2005.

Net loss for the quarter ended September 30, 2005 was $10.1 million or $0.23 per basic and diluted share, compared to $8.3 million or $0.20 per basic and diluted share for the quarter ended September 30, 2004, and $5.6 million or $0.13 per basic and diluted share for the quarter ended June 30, 2005.

Revenue for the fiscal year ended September 30, 2005 was $42.2 million compared to $33.6 million for the twelve-month period ended September 30, 2004. Total operating expenses were $74.4 million for the fiscal year ended September 30, 2005 compared to $55.8 million for the twelve-month period ended September 30, 2004. Sales and marketing, research and development, and general and administrative expenses for the fiscal year ended September 30, 2005 were $57.7 million compared to $51.6 million for the twelve-month period ended September 30, 2004. Net loss for the fiscal year ended September 30, 2005 was $47.9 million or $1.11 per basic and diluted share compared to $36.8 million or $0.87 per basic and diluted share for the twelve-month period ended September 30, 2004. The fiscal 2005 net loss includes non-cash write-offs of acquired technology, goodwill, and other intangible assets of $15.5 million, capitalized in the acquisition of Aspace Solutions Limited.

Fourth Quarter Financial Highlights

•	Ended the quarter with $153.6 million in cash and short-term investments.

•	Overall cash decreased by $24.2 million, primarily for the purchase of Protocom Development Systems Pty. Ltd. during the quarter, for $21.2 million.

•	Used $3.0 million in cash for operations.

•	Grew deferred revenue by $1.6 million.

“Although we are disappointed we did not meet our revenue target this quarter, we did meet several of our sales objectives, including securing several new significant customers,” said Ben C. Barnes, Chief Executive Officer. “The shortfall in revenue was primarily related to revenue recognition under the Novell OEM agreement. Although we received the amount of cash we expected from the Novell OEM agreement, under U.S. GAAP and purchase accounting principles we were able to recognize only 5% of the cash as revenue during the quarter. Additionally, on a significant new contract we were able to recognize only a small piece of revenue in the fourth quarter. A few delayed orders in the U.S. Federal Government and Europe also contributed to the shortfall in revenue,” continued Mr. Barnes.

Business Highlights

•	Changed our operating name from ActivCard to ActivIdentity.

•	Completed acquisition of Protocom Development Systems Pty. Ltd. in August 2005.

•	Released version 5.5 of SecureLogin Single-Sign On.

•	Announced the introduction of Solo version 2.0 an ultra-portable, slim design and easy to use card reader.

•	Signed over 120 new customers, including: Caltrans of California, New South Wales Department of Corrective Services, Nissan, Saudi Aramco, and U.S. General Services Administration.

•	Achieved additional revenue from many existing customers including: Visa, Emory Health, Sparbanken, and KDDI.

Strategic Alternatives for Cash

The Company’s Board of Directors continues to evaluate alternatives for utilization of the Company’s cash resources, including paying a cash dividend and other strategic alternatives; but, at this time, the Board has decided not to implement a stock repurchase program.

Outlook

The Company expects revenue for its first quarter of fiscal 2006 ending December 31, 2005 to be in the range of $10.0 to $11.0 million and sales and marketing, research and development, and general and administrative expenses in the range of $14.5 to $15.5 million.

Conference Call

The Company will hold a conference call at 2 p.m. Pacific Time today, Tuesday, November 15, 2005 to discuss the results for its fourth quarter and fiscal year ended September 30, 2005. The call may be accessed by dialing 877-292-2820 domestically or 706-679-4390 for international callers. A live web cast of the conference call will also be available on the investor relations section of the Company’s website at www.actividentity.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately one hour after the conclusion of the call. The audio replay will remain available until November 23, 2005, 9 p.m. Pacific Time and can be accessed by dialing 800-642-1687 or 706-645-9291 and entering pass code 1525290.

About ActivIdentity (ActivCard)

ActivCard d/b/a ActivIdentity is a global provider of identity assurance solutions that allow customers to issue, use and manage trusted digital identities to enable secure transactions, communication and access to information. The Company’s solutions include secure remote access, single sign-on, enterprise access cards, and multi-channel identification and verification. Globally, over ten million users at corporations, government agencies, and financial institutions use the Company’s solutions to safely and efficiently interact electronically. Headquartered in Fremont, Calif., the Company has development centers in the US, Australia, France, and the United Kingdom and sales and service centers in more than ten countries. For more information, visit www.actividentity.com.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to results of operations, the concentration of our customer base, fluctuations in quarterly results, the integration of acquired business and technologies, and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from the Company and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ActivIdentity and ActivCard are registered trademarks in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

IR Contacts:

Ragu Bhargava	Maria Riley
ActivCard Corp. d/b/a ActivIdentity	Sapphire Investor Relations, LLC
510-574-0100	415-399-9345
ragu.bhargava@actividentity.com	maria@sapphireinvestorrelations.com

ActivCard Corp.

Condensed Consolidated Statement of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Software	$4,091	$4,062	$16,742	$12,181
Hardware	2,825	3,971	12,426	14,949
License	—	—	4,100	—
Maintenance and support	2,494	2,083	8,888	6,503

Total revenue	9,410	10,116	42,156	33,633

Cost of revenue:
Software	1,068	944	4,413	3,943
Hardware	1,792	2,289	6,987	8,511
License	—	—	23	—
Maintenance and support	554	576	2,395	2,146
Amortization and impairment of acquired developed technology	498	206	5,348	551

Total cost of revenue	3,912	4,015	19,166	15,151

Gross profit	5,498	6,101	22,990	18,482
Operating expenses:
Sales and marketing	6,789	6,548	28,725	23,080
Research and development	4,177	5,302	17,534	19,934
General and administration	3,230	3,081	11,402	8,593
Restructuring expense	1,340	820	2,482	3,733
In-process research and development	782	—	1,319	383
Amortization of other intangible assets	258	18	1,117	65
Impairment of goodwill	—	—	9,426	—
Write-down of acquired intangible assets	—	45	2,352	45

Total operating expenses	16,576	15,814	74,357	55,833

Loss from operations	(11,078)	(9,713)	(51,367)	(37,351)
Other income (expenses):
Interest income, net	899	1,111	4,107	4,107
Other income (expenses), net	157	311	(456)	177
Equity in net loss of Aspace Solutions Limited	—	—	—	(3,970)

Total other income, net	1,056	1,422	3,651	314

Loss from operations before income taxes, minority interest, and other investors’ interest in Aspace Solutions Limited	(10,022)	(8,291)	(47,716)	(37,037)
Income taxes	(133)	(6)	(255)	(198)
Minority interest	49	29	45	158
Other investors’ interest in Aspace Solutions Limited		—	—	292

Net loss	$(10,106)	$(8,268)	$(47,926)	$(36,785)

Basic and diluted net loss per share	$(0.23)	$(0.20)	$(1.11)	$(0.87)

Shares used to compute basic and diluted net loss per share	44,561	42,262	43,361	42,213

ActivCard Corp.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2005	September 30, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,167	$17,113
Short-term investments	140,387	196,950
Accounts receivable, net	7,156	5,325
Inventories	1,649	1,996
Prepaid and other current assets	3,630	2,450

Total current assets	165,989	223,834

Property and equipment, net	3,116	3,989
Restricted investments	—	715
Other intangible assets, net	9,323	2,286
Other long-term assets	757	800
Goodwill	36,162	19,462

Total assets	$215,347	$251,086

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,696	$2,324
Short-term borrowings	—	1,605
Accrued compensation and related benefits	6,071	7,339
Current portion of restructuring liability	1,209	1,262
Accrued and other current liabilities	5,149	3,278
Current portion of deferred revenue	6,580	6,962

Total current liabilities	20,705	22,770

Deferred revenue, net of current portion	1,877	3,677
Restructuring liability, net of current portion	2,986	3,605
Long-term deferred rent	1,120	1,109

Total liabilities	26,688	31,161

Minority interest	1,240	1,394
Shareholders’ equity:
Common stock	417,809	400,056
Deferred employee stock-based compensation	(615)	(639)
Accumulated deficit	(214,731)	(166,805)
Accumulated other comprehensive loss	(15,044)	(14,081)

Total shareholders’ equity	187,419	218,531

Total liabilities and shareholders’ equity	$215,347	$251,086

ActivCard Corp.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(Unaudited)

	Twelve Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(47,926)	$(36,785)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,886	2,573
Amortization and impairment of acquired developed technology	5,348	551
Amortization of acquired intangible assets	1,117	65
Impairment of goodwill	9,426	—
Write-down of acquired intangible assets	2,352	45
In-process research and development	1,319	383
Amortization of employee stock-based compensation	285	265
Loss on disposal of property and equipment	154	151
Minority interest	(45)	(158)
Equity in net loss of Aspace Solutions Limited	—	3,970
Warrant issued in lieu of compensation	—	242
Other investors’ interest in Aspace Solutions Limited	—	(292)
Changes in:
Accounts receivable	19	368
Inventories	307	781
Prepaid and other current assets	(395)	735
Accounts payable	(899)	399
Accrued compensation and related benefits	(1,356)	624
Restructuring liability	(682)	71
Accrued and other current liabilities	1,045	(343)
Deferred revenue	(3,422)	7,755
Deferred rent	11	147

Net cash used in operations	(31,456)	(18,453)

Cash flows from investing activities:
Purchases of property and equipment	(798)	(1,550)
Purchases of short-term investments	(18,980)	(193,990)
Proceeds from sales and maturities of short-term investments	74,175	151,353
Cash used in acquisitions, net of cash received	(28,337)	(2,635)
Acquisition of ActivCard Europe S.A. minority interest	(59)	—
Other long-term assets	40	114

Net cash provided by (used in) investing activities	26,041	(46,708)

Cash flows from financing activities:
Proceeds from sale of common stock	2,846	1,589
Net (decrease) increase in short-term borrowings	(1,490)	675
Repayment of long-term debt	—	(3)

Net cash provided by financing activities	1,356	2,261

Effect of exchange rate changes on cash	113	(88)

Net decrease in cash and cash equivalents	(3,946)	(62,988)
Cash and cash equivalents, beginning of period	17,113	80,101

Cash and cash equivalents, end of period	$13,167	$17,113